Free Writing Prospectus (To the Preliminary Prospectus Supplement dated May 28, 2008)	Filed Pursuant to Rule 433 Registration Statement No. 333-132259

$1,000,000,000 of 7.400% Notes due 2014
$1,700,000,000 of 7.950% Notes due 2018
$300,000,000 of 8.700% Notes due 2038

FINAL TERM SHEET

May 28, 2008

7.400% Notes due 2014

Issuer:	International Paper Company
Security:	7.400% Notes due 2014
Principal Amount:	$1,000,000,000
Trade Date:	May 28, 2008
Settlement Date:	June 4, 2008 (T+5)
Final Maturity:	June 15, 2014
Interest Rate:	7.400% per annum
Public Offering Price:	99.804%
Yield to Maturity:	7.440%
Benchmark Treasury:	3.125% UST due April 30, 2013
Benchmark Treasury Price:	99-01
Benchmark Treasury Yield:	3.340%
Spread to Benchmark Treasury:	+410 bps
Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2008.
Optional Redemption:	Greater of par and make whole at Treasury plus 50 basis points, plus accrued and unpaid interest to the date of redemption
Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	460146CB7/US460146CB71
Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. J.P. Morgan Securities Inc. UBS Securities LLC
Global Settlement:	Through The Depository Trust Company, including Euroclear or Clearstream, Luxembourg, as participants

7.950% Notes due 2018

Issuer:	International Paper Company
Security:	7.950% Notes due 2018
Principal Amount:	$1,700,000,000
Trade Date:	May 28, 2008
Settlement Date:	June 4, 2008 (T+5)
Final Maturity:	June 15, 2018
Interest Rate:	7.950% per annum
Public Offering Price:	99.988%
Yield to Maturity:	7.951%
Benchmark Treasury:	3.875% UST due May 15, 2018

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Benchmark Treasury Price:	98-31
Benchmark Treasury Yield:	4.001%
Spread to Benchmark Treasury:	+395 bps
Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2008.
Optional Redemption:	Greater of par and make whole at Treasury plus 50 basis points, plus accrued and unpaid interest to the date of redemption
Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	460146CA9/US460146CA98
Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. J.P. Morgan Securities Inc. UBS Securities LLC
Global Settlement:	Through The Depository Trust Company, including Euroclear or Clearstream, Luxembourg, as participants

8.700% Notes due 2038

Issuer:	International Paper Company
Security:	8.700% Notes due 2038
Principal Amount:	$300,000,000
Trade Date:	May 28, 2008
Settlement Date:	June 4, 2008 (T+5)
Final Maturity:	June 15, 2038
Interest Rate:	8.700% per annum
Public Offering Price:	99.508%
Yield to Maturity:	8.746%
Benchmark Treasury:	5.000% UST due May 15, 2037
Benchmark Treasury Price:	105-06
Benchmark Treasury Yield:	4.671%
Spread to Benchmark Treasury:	+407.5 bps
Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2008.
Optional Redemption:	Greater of par and make whole at Treasury plus 50 basis points, plus accrued and unpaid interest to the date of redemption
Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	460146CC5/US460146CC54
Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. J.P. Morgan Securities Inc. UBS Securities LLC
Global Settlement:	Through The Depository Trust Company, including Euroclear or Clearstream, Luxembourg, as participants

Net Proceeds	We estimate that the net proceeds, after deducting underwriters’ discounts and commissions and before deducting other estimated offering expenses payable by us, from the offering will be $2,976,435,000.

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Updated Pro Forma Condensed Combined Financial Information

The following provides updates to certain International Paper unaudited pro forma condensed combined financial information contained in the Preliminary Prospectus Supplement to reflect the aggregate principal amount and applicable interest rates of the notes offered:

	Three Months Ended	Year Ended
	March 31,	December 31,
	2008	2007
	(Dollars in millions)

Interest expense, net:	$193	$766
Income tax provision:	$33	$302
Earnings from continuing operations:	$118	$1,051

Impact of change in interest rates:	As of March 31, 2008 on a pro forma basis giving effect to the Acquisition, each one percentage point change in interest rates would result in a $63 million change in our annual cash interest expense, before any principal payment on our financial instruments with exposure to interest rate risk

Underwriting

The Underwriting section of the Preliminary Prospectus Supplement is updated to include the following additional underwriters for the offer and sale of the notes: BBVA Securities Inc., BNP Paribas Securities Corp., Calyon Securities (USA) Inc., Commerzbank Capital Markets Corp., Daiwa Securities America Inc., Mitsubishi UFJ Securities International plc, Scotia Capital (USA) Inc. and SG Americas Securities, LLC. All of the additional underwriters or their affiliates will be lenders under the Acquisition Credit Facilities.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement if you request it by calling any of the Book-Running Managers at the numbers below:

Banc of America Securities LLC	800-294-1322 (toll free)
Deutsche Bank Securities Inc.	800-503-4611 (toll free)
Greenwich Capital Markets, Inc.	866-884-2071 (toll free)
J.P. Morgan Securities Inc.	212-834-4533 (call collect)
UBS Securities LLC	877-827-6444, ext. 561-3884 (toll free)

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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